CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PURCHASE AGREEMENT - PRIVATE SALE

[***]	[***]
Agreement Number	Buyer Ref. Number

Masterworks Gallery, LLC as agent for Masterworks Cayman SPC, acting on behalf of its Gallery Segregated Portfolio
Name of Buyer (First and Last Name/Entity Name)

Mariya Golovina, Executive Vice President, Acquisitions
Name of Signatory/Contact (if different from Seller)

1 World Trade Center, 57th Floor, New York, NY, 10281
Mailing Address (Street, City, State/Country, Zip/Postal Code)

+1 925-330-9188	mgolovina@masterworks.com
Phone Number	E-mail Address

The named buyer listed above (the "Buyer") agrees to purchase, and on behalf of the seller **[***]** agrees to sell, that certain personal property described on the attached Schedule A (the "Property"), on the terms and conditions set forth in this Purchase Agreement - Private Sale ("Agreement").

Defined terms used in the Special terms section below shall have the respective meanings ascribed to them in the attached Conditions of Sale, including Mediation and Arbitration Procedures (collectively, the "Conditions of Sale"), and all terms and conditions of such Conditions of Sale shall apply to this purchase transaction, substituting references to this private sale for auction sale references therein.

SPECIAL TERMS

A. PURCHASE PRICE
The "purchase price" shall mean **USD $400,000.00**, inclusive of:
(i) both bid price equivalent and buyer's premium calculated at an amount not to exceed the amount that [***] would be entitled to retain if the Property were sold by [***] at public auction pursuant to the attached Conditions of Sale (but excluding any sales tax that may be applicable);
(ii) the conservation contemplated in Paragraph C below; and
(iii) the packing and shipping contemplated in Paragraph D below.
Such total purchase price, together with any shipping or other ancillary charges, shall be payable to [***] in good funds within **sixty (60) days** following Buyer's receipt from [***] of the invoice for this purchase.

B. PROPERTY DESCRIPTION
References to the Schedule A Property Description shall be substituted for "catalog description" references in the Conditions of Sale with respect to any Property Limited Right of Rescission set forth in the Conditions of Sale (which serves as a limited one (1) year guarantee on the identification of Authorship

of the Lot as described in the UPPERCASE portion of the Property Description on the Schedule A attached hereto).

C. CONSERVATION

[***] shall engage Amann+Estabrook to undertake conservation services with respect to the Property, the cost of which (as between [***] and Buyer) will be covered by [***]. Such conservation is a condition precedent to Buyer purchasing the Property. Should [***] fail to undertake such conservation, then [***] and the Buyer shall formally terminate the sale transaction contemplated hereunder in writing, and this Agreement shall be deemed null and void and of no further effect and none of [***], the seller or Buyer shall have any liability in connection therewith. Buyer shall inspect the Property following completion of such conservation work and confirm in writing to [***] acceptance of the Property in "AS-IS" condition.

In the event that Buyer assesses the post-conservation condition of the Property to not be improved (as compared to the pre-conservation condition), Buyer shall give [***] written notice of its intent to withdraw from the purchase transaction contemplated hereunder no later than the date the purchase price is payable hereunder. If [***] and the Buyer disagree with respect to the post-conservation condition of the Property, then an independen expert in the field or an independent appraiser shall be engaged to determine the change in condition, and such determination shall be binding on [***] and Buyer. The independent expert/appraiser for such assessment of condition shall be chosen by mutual agreement as between [***] and Buyer and all costs, fees, and expenses associated with the independent assessment of condition will be split evenly between [***] and Buyer. If such independent party determines that the post-conservation condition of the Property is not improved as compared to its pre-conservation condition, then [***] and the Buyer shall formally terminate the sale transaction contemplated hereunder in writing, and this Agreement shall be deemed null and void and of no further effect. However, if such independent party determines that the post-conservation condition of the Property is improved as compared to its pre- conservation condition, then Buyer shall complete the purchase transaction pursuant to this Agreement.

D. SHIPPING

Following completion of sale, [***] shall arrange for and cover the cost for the packing and shipping of the Property to a Delaware location specified by Buyer on a mutually-agreed date, and Buyer or its designee shall accept delivery thereof and evidence the same by executing a collection receipt therefor. Responsibility for any physical loss or damage to Property being delivered via shippers engaged by [***] shall remain with [***] until it is delivered to Buyer's designated location. [***] maximum liability with respect to any physical loss or damage to the Property shall be limited to a refund to the Buyer of any sums paid towards the purchase price for the Property. Buyer shall make arrangements to take delivery of the Property promptly following completion of the purchase transaction. Should Buyer fail to make arrangements to take delivery of the Property within 30 days after [***]' written notification, the storage fees and other terms and conditions set forth in the Conditions of Sale shall apply with respect to the uncollected Property.

E. REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

(i) [***] represents and warrants to the Buyer that: (1) good, unrestricted title and right to possession to the Property will pass to the Buyer upon the sale of the Property (i.e. upon [***]' receipt of the full purchase price in good, cleared funds); (2) to [***]' knowledge, the Property is free of claims of third parties; and (3) [***] will promptly inform the Buyer if, at any time prior to [***]' receipt of the purchase price, [***] becomes aware that any of the representations and warranties in this Paragraph E(i) have become false or materially inaccurate.

(ii) [***], on behalf the seller, represents and warrants to the Buyer that: (1) good, unrestricted title and right to possession to the Property will pass to the Buyer upon the sale of the Property (i.e. upon [***]' receipt of the full purchase price in good, cleared funds); (2) the Property is free and clear of liens, encumbrances or claims of third parties; (3) the seller has no reason to believe that the Property is not authentic or is counterfeit; and (4) [***] will promptly inform the Buyer if, at any time prior to [***]' receipt of the purchase price, [***] becomes aware that any of the

foregoing representations and warranties in this Paragraph E(i) have become false or materially inaccurate.

(iii) The foregoing representations and warranties and contained in Paragraphs E(i) and E(ii) above shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Property to Buyer, *provided, however, that,* such representations and warranties are made to the original Buyer only and may not be assigned to or relied upon by any subsequent transferee of the Property, and any such assignment by the Buyer shall be null and void *ab initio*. The Buyer hereby accepts the benefit of the seller's warranty of title and other representations and warranties made by the seller for the Buyer's benefit in Paragraph E(ii). Except as and exclusively to the extent explicitly stated in Paragraph E(i), nothing in this Paragraph E shall be construed as an admission by [***] of any representation of fact, express or implied, obligation or responsibility with respect to the Property.

(iv) Except as expressly provided in the Limited Right of Rescission set forth in the Conditions of Sale and in this Special Terms section above, the Property is sold "AS IS." Neither [***] nor the seller makes any representation or warranty, express or implied, as to the merchantability, fitness or condition of the Property or as to the correctness of description, genuineness, attribution, provenance or period of the Property or as to whether the Buyer acquires any copyrights or other intellectual property rights in the Property or as to whether the Property is subject to the artist's moral rights or other residual rights of the artist. The Buyer expressly acknowledges and agrees that in no event shall [***] be liable for any damages including, without limitation, any compensatory, incidental or consequential damages. In no event shall the aggregate liability of [***] and its seller to the Buyer exceed the purchase price actually paid for the Property.

F. NO WAIVER
For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties or obligations under this Agreement.

Except as may be expressly set forth otherwise in the Special Terms above, this Agreement shall be governed, and Buyer agrees to be bound, by all of the Conditions of Sale. In the event of a direct conflict between the term in the Special Terms and the Conditions of Sale, the respective term in the Special Terms shall govern.

Buyer acknowledges and agrees that Buyer has had the opportunity to view and inspect the Property, or have an agent do so on its behalf, prior to entering into this Agreement.

This Purchase Agreement - Private Sale is made effective as of the last date set forth below.

Each of the undersigned has read, agrees to and acknowledges receipt of a copy of this Agreement, including the Special Terms, the Conditions of Sale and Schedule A.

BUYER:	**[***] & [***]., as agent for the seller of the Property**
Signature: ____________	Signature: ____________
Print Name: Mariya Golovina	Print Name: ____________
Title: EVP Acquisitions	Title: ____________
Date: 2/28/25	Date: ____________

SCHEDULE A

Property Description

YAYOI KUSAMA (B. 1929)
Pumpkin
signed, inscribed and dated 'Yayoi Kusama 1995 \£1:,-\!l' (on the reverse)
acrylic on canvas
6 3/8 x 9 in (16 x 22.9 cm)
Painted in 1995

This work is accompanied by a registration card issued by *Yayoi Kusama Inc.,* Tokyo.

Provenance
Kantor Gallery, Beverly Hills.
Acquired from the above by the present owner.

BUYER: MG
(initials)

[***] & [***].: ______________________
(initials)

Conditions of Sale

These Conditions of Sale (as defined below) constitute the entire terms and conditions on which property listed in the catalog shall be offered for sale and sold by [***] and the sellers of such property for whom [***] acts as agent. By registering to bid and/or by bidding on or buying any property offered in the auction, you agree to be bound by these Conditions of Sale.

As used herein, the term "Conditions of Sale" includes (a) the terms and conditions contained in this document, (b) if online bidding is available for the subject auction, the Conditions of Website use at www. [***].com/ WebTerms which terms and conditions are incorporated by reference herein, (c) the Lot Symbols Key, and (d) the additional information contained in the Buyer's Guide, and any other notices published for this auction, in each case as may be amended prior to or during the auction by saleroom notices published in writing or made by oral announcement. Any post-auction sale of property offered in this auction shall be made subject to these same Conditions of Sale.

The terms "[***]," "we," "us" and "our" refer to [***] & [***], a Delaware corporation. The terms "you" and "your" refer to the auction registrant, bidder or buyer of a lot, as applicable.

On occasion, [***] or one of its affiliated companies within the [***] Group may have an ownership or equivalent economic interest in an item of property, in whole or in part, which interest will be indicated by the .A symbol next to the lot number.

1. As used herein, the term "hammer price" means the price at which a lot is successfully knocked down to the buyer (or, for online-only sales, the price acknowledged by [***] online bidding system). A PREMIUM, retained by us and payable by the buyer, shall be calculated based on the hammer price and payable in addition to it (the "buyer's premium"). The following buyer's premium rates shall apply to each lot:

   (a) For **all** auctions except those listed below in subparagraphs 1.(b)-(d):
   28% OF THE FIRST $50,000 OF THE HAMMER PRICE, PLUS 27% OF THE AMOUNT OF THE HAMMER PRICE ABOVE $50,000 UP TO AND INCLUDING $1,000,000, PLUS 21% OF THE AMOUNT OF THE HAMMER PRICE ABOVE $1,000,000 UP TO AND INCLUDING $6,000,000, PLUS 14.5% OF THE AMOUNT OF THE HAMMER PRICE ABOVE $6,000,000.

   (b) For Wines and Spirits auctions: a flat 25% OF THE HAMMER PRICE.

   (c) For Coins and Banknotes auctions: a flat 20% OF THE HAMMER PRICE.

   (d) For Arms and Militaria auctions: a flat 17.5% OF THE HAMMER PRICE.

   Additionally, a 3rd-party bidding platform fee (the "3rd-party bidding platform fee") equal to 4% OF THE HAMMER PRICE shall be payable by buyers whose successful bid is submitted via 3rd-party bidding platforms, including Invaluable, Live Auctioneers, The Saleroom and Lot-tissimo.

   The term "purchase price" means the aggregate of (a) the hammer price, (b) the buyer's premium, (c) any 3rd-party biding platform fee, and (d) unless the buyer is exempt by law from the payment thereof, any state or local sales tax (or compensating use tax) and other applicable taxes or duties. With regard to New York sales tax, please refer to the "SALES AND USE TAX" section of these Conditions of Sale.

2. In order to bid at the sale, prospective bidders must submit to [***] a completed bidder registration and any other requested information or references. New bidders and bidders who have not recently updated their registration information must pre-register to bid at least two (2) business days before the sale. Individuals will be required to provide government-issued proof of identity and proof of address. Entity clients will be required to provide documentation including confirmation of entity registration showing the registered name, confirmation of registered address, documentary proof of officers and beneficial owners, proof of authority to transact on behalf of the entity and government- issued proof of identity for the individual who is transacting on the entity's behalf.

   We may also request a financial reference and/ or deposit from bidders before approving the bidder registration. In the event a deposit is submitted, and you are not the successful bidder, your deposit will be returned to you. If you are the successful bidder, any such deposit will be credited to offset the appropriate portion of the purchase price.

   We reserve the right to request further information, including regarding the source of funds, in order to complete bidder identification and registration procedures (including completing any anti-money laundering and/or anti-terrorism financing checks we may require) to our satisfaction. If our bidder identification and registration procedures are not satisfied, we may, in our sole discretion, decline to register any bidder or reject any bid or cancel any sale to such bidder.

   Every bidder shall be deemed to act as a principal unless prior to the commencement of the sale there is a written acceptance by [***] of a bidder registration form completed and signed by the principal which clearly states that the authorized bidding agent is acting on behalf of the named principal. Absent such written acceptance by [***], any person placing a bid as agent on behalf of another (whether or not such person has disclosed that fact or the identity of the principal) may be jointly and severally liable with the principal under any contract resulting from the acceptance of a bid.

   Every bidder shall be responsible for any use of its assigned paddle or bidding account, regardless of the circumstances. For all auctions and sales, should your bid be successful, you irrevocably agree to pay the full purchase price. We are not responsible for any errors that you make or that are made through your bidding account in placing a bid on a lot.

3. You represent and warrant that:
   (i) you have provided to us, or will provide upon request, true and correct copies of valid identification and proof of residence and, if applicable, financial and/or corporate documents;
   (ii) neither you, your principal (if applicable, and subject to [***]' prior written acceptance pursuant to paragraph 2 above), nor any individual or entity with a beneficial or ownership interest in either the purchased property or in the purchase transaction is on the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury nor subject to any other sanctions or embargo program or regulation in effect in the United States, European Union, England and Wales, or other applicable jurisdictions (such programs and regulations, collectively, "Sanctions");
   (iii) if you are acting as an agent for a principal, you have conducted appropriate due diligence into such principal, and agree that [***] shall be entitled to rely upon such due diligence, you will retain adequate records evidencing such due diligence for a period of five (5) years following the consummation of the sale, and will make these records available for inspection upon [***] request;
   (iv) neither the purchase transaction (including your bidding activity) nor the purchase funds are connected with nor derive from any criminal activity, and they are not designed to nor have they or shall they, violate the banking, anti-money laundering, or currency transfer laws or other regulations (including without limitation, import-export laws) of any country or jurisdiction, or further any other unlawful purpose, including without limitation collusion, anti-competitive activity, tax evasion or tax fraud; and
   (v) property purchased by you or your principal (if applicable) hereunder is not and will not be transferred to or used in a country in contravention of any Sanctions.

   You acknowledge and agree that we may rely upon the accuracy and completeness of the foregoing warranties.

4. On the fall of the auctioneer's hammer (or, for online-only sales, on the close of the lot by [***] online bidding system), the highest bidder accepted for the lot shall have purchased the offered lot in accordance and subject to compliance with all of the conditions set forth herein and (a) assumes full risk and responsibility therefor, (b) if requested will sign a confirmation of purchase, and (c) will pay the purchase price in full or such part as we may require for all lots purchased. No lot may be transferred.

   Unless otherwise agreed, payment in good, cleared funds is due and payable within five (5) business days following the auction sale. Whenever the buyer pays only a part of the total purchase price for one or more lots purchased, we may apply such payments or any deposits, in our sole discretion, to the lot or lots we choose. Payment will not be deemed made in full until we have received good, cleared funds for all amounts due. Title in any purchased property will not pass until full and final payment has been received by [***]. Accounts must be settled in full before property is released to the buyer. In the event property is released earlier, such release will not affect the passing of title or the buyer's obligation to timely remit full payment.

   We reserve the right to refuse to accept payment from a source other than the registered bidder or buyer of record. Once an invoice is issued, we cannot change the buyer's name on an invoice.

   Payment for purchases must be made in the currency in which the sale is conducted. [***] preferred payment method is by wire transfer. For final purchases exceeding US $25,000, all payments must be in the form of wire transfer unless other arrangements have been approved in advance. For final purchases below US $25,000, payment may also be made in or by the following methods:
   (i) Cash. Please note that the amount of cash that can be accepted from a given buyer is limited to US $5,000 per auction sale (whether by single or multiple related payments). If the amount payable exceeds that sum, the balance must be paid by another method.
   (ii) Cashier's check, money order, or personal check with approved credit drawn on a U.S. bank. A processing fee will be assessed on any returned checks.
   (iii) Visa, MasterCard, American Express or Discover debit or credit card issued in the name of the buyer or record. Only one debit or credit card may be

used for payment of an account balance. This method of payment may not be available to first time buyers.

To the fullest extent permitted by applicable law, the buyer grants us a security interest in the property, and we may retain as collateral security for the buyer's obligations to us, any property and all monies held or received by us for the account of the buyer, in our possession. We also retain all rights of a secured party under the Uniform Commercial Code (which shall mean the New York Uniform Commercial Code, except where the Uniform Commercial Code of another state governs the perfection of a security interest in collateral located in that state), and you agree that we may file financing statements without your signature. If the foregoing conditions or any other applicable conditions herein are not complied with, in addition to all other remedies available to us and the seller by law, we may at our election:

(a) hold the buyer liable for the full purchase price and any late charges, collection costs, attorneys' fees and costs, expenses and incidental damages incurred by us or the seller arising out of the buyer's breach;
(b) cancel the sale, retaining as liquidated damages all payments and deposits made by the buyer;
(c) cancel the sale and/or resell the purchased property, at public auction and/or by private sale, and in such event the buyer shall be liable for the payment of all consequential damages, including any deficiencies or monetary losses, and all costs and expenses of such sale or sales, our commissions at our standard rates, all other charges due hereunder, all late charges, collection costs, attorneys' fees and costs, expenses and incidental damages; and/or
(d) reveal the buyer's identity and contact details to the seller.

In addition, where two or more amounts are owed in respect of different transactions by the buyer to us, to [***] 1793 Limited and/or to any of our other affiliates, subsidiaries or parent companies worldwide within the [***] Group, we reserve the right to apply any monies paid in respect of a transaction to discharge any amount owed by the buyer. If all fees, commissions, premiums, hammer prices and other sums due to us from the buyer are not paid promptly as provided in these Conditions of Sale, we reserve the right to impose a finance charge equal to 1.5% per month (or, if lower, the maximum nonusurious rate of interest permitted by applicable law), on all amounts due to us beginning on the 31st day following the sale until payment is received, in addition to other remedies available to us by law.

5. We reserve the right to withdraw any property and to divide and combine lots at any time before such property's auction. Unless otherwise announced by the auctioneer at the time of sale (or, for online-only sales, explicitly stated in the lot description), all bids are per lot as numbered in the catalog and no lots shall be divided or combined for sale.

6. We reserve the right to reject a bid from any bidder, to split any bidding increment, and to advance the bidding in any manner we, as auctioneer, may decide. In the event of any dispute between bidders, or in the event we, as auctioneer, doubt the validity of any bid, we, as auctioneer, shall have sole and final discretion either to determine the successful bidder, re-open the bidding, or to cancel the sale and re-offer and resell the article in dispute. If any dispute arises after the sale, our sales records shall be conclusive in all respects.

We further reserve the right to cancel the sale of any property if: (i) you are in breach of your representations and warranties as set forth in paragraph 3 above; (ii) we, in our sole discretion, determine that such transaction might be unlawful or might subject [***] or the seller to any liability to any third party; or (iii) there are any other grounds for cancellation under these Conditions of Sale.

7. If we are prevented by fire, theft or any other reason whatsoever from delivering any property to the buyer or a sale otherwise cannot be completed, our liability shall be limited to the sum actually paid therefor by the buyer and shall in no event include any compensatory, incidental or consequential damages.

8. All lots in the catalog are offered subject to a reserve unless otherwise indicated in the cataloN The ç symbol next to the lot number denotes no reserve. The reserve is the confidential minimum hammer price at which such lot will be sold and it does not exceed the low estimate value for the lot. If a lot is offered subject to a reserve, we may implement such reserve by bidding on behalf of the seller, whether by opening bidding or continuing bidding in response to other bidders until reaching the reserve. If we have an interest in an offered lot and the proceeds therefrom other than our commissions, we may bid up to the reserve to protect such interest. If any opening or subsequent bid is below the reserve for a lot, the auctioneer (or, for online-only sales, on the close of the lot by [***] online bidding system), may reject such opening bid and withdraw the item from sale. SELLERS ARE NOT ALLOWED TO BID ON THEIR OWN ITEMS.

9. Other than as provided in the "LIMITED RIGHT OF RESCISSION" section of these Conditions of Sale with respect to identification of authorship, all property is sold "AS IS" and any statements contained in the catalog or in any advertisement, bill of sale, announcement, condition report, invoice or elsewhere as to period, culture, source, origin, media, measurements, size, quality, rarity, provenance, importance, exhibition and literature of historical relevance, merchantability, fitness for a particular purpose, or physical condition ARE QUALIFIED STATEMENTS OF OPINION AND NOT REPRESENTATIONS, WARRANTIES, OR ASSUMPTION OF LIABILITY. Neither [***] nor the seller shall be responsible for any error or omission in the catalog description of any property. No employee or agent of [***] is authorized to make on our behalf or on that of the seller any representation or warranty, oral or written, with respect to any property.

10. All purchased property shall be removed from the premises at which the sale is conducted by the date(s) and time(s) set forth herein, and, if applicable, as further specified in the "Buyer's Guide" portion of the catalog. Lots designated with a "W" and associated purchased lots, if not removed promptly following sale, will be transferred to an offsite warehouse at the buyer's risk and expense, as set forth in more detail in the "Buyer's Guide." Purchased property that is permitted to remain onsite at [***] facility must be removed at the buyer's expense not later than 5:00 p.m. local time five (5) business days following the date of the sale. If not so removed, a storage fee of US $5.00 per lot per day will be payable to us by the buyer beginning at the close of the 14th day following the sale, and we may thereafter transfer such property to an offsite warehouse at the buyer's risk and expense.

Accounts must be settled in full before property will be released. Packing and handling of purchased lots are the responsibility of the buyer and at the buyer's entire risk, as are the identification, application for, and cost(s) of obtaining any necessary export, import, restricted material (e.g. endangered species) or other permit for such lots.

11. The copyright in the text of the catalog and the photographs, digital images and illustrations of lots in the catalog belong to [***] or our licensors. You will not reproduce or permit anyone else to reproduce such text, photographs, digital images or illustrations without our prior written consent. [***] and the seller make no representation or warranty as to whether the buyer acquires any copyrights on the purchase of an item of property.

12. [***] may, in our discretion, as a courtesy and free of charge, execute bids on your behalf if so instructed by you, provided that neither [***] nor our employees or agents will be liable for any error or default (whether human or otherwise) in doing so or for failing to do so. Without limiting the foregoing, [***] (including our agents and employees) shall not be responsible for any problem relating to telephone, online, or other bids submitted remotely through any means, including without limitation, any human error, telecommunications or internet fault or failure, or breakdown or problems with any devices or online platforms, including third-party online platforms, regardless of whether such issue arises with our, your, or such third-party's technology, equipment, or connection.

By participating at auction by telephone or online, bidders expressly consent to the recording of their bidding sessions and related communications with [***] and our employees and agents, and acknowledge their acceptance of these Conditions of Sale as well as any additional terms and conditions applicable to any such bidding platform or technology.

13. These Conditions of Sale shall bind the successors and assigns of all bidders and buyers and inure to the benefit of our successors and assigns. No waiver, amendment or modification of the terms hereof (other than posted notices or oral announcements during the sale) shall bind us unless specifically stated in writing and signed by us. No act or omission of [***], its employees or agents, nor any failure thereof to exercise any remedy hereunder, shall operate or be deemed to operate as a waiver of [***]' rights under these Conditions of Sale. If any part of these Conditions of Sale is for any reason invalid or unenforceable, the rest shall remain valid and enforceable.

14. You accept and agree that [***] will hold and process your personal information and may share and use it as required by law and as described in, and in line with [***] Privacy Policy, available online at http://www. [***].com/legals/9945/. If you desire access, update, or restriction to the use of your personal information, please email data.protection@[***].com.

15. These Conditions of Sale and the buyer's and our respective rights and obligations hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York. Any dispute, controversy or claim arising out of or relating to this agreement, or the breach, termination or validity thereof, brought by or against [***] (but not including claims brought against the seller by the buyer of lots consigned hereunder) shall be resolved by the procedures set forth in the "MEDIATION AND ARBITRATION PROCEDURES" section of these Conditions of Sale.

Conditions of Sale - continued

SPECIAL TERMS AND CONDITIONS FOR WINES AND SPIRITS AUCTIONS

a. Bidders and buyers must be at least 21 years of age to participate in the auction and have the legal authority to buy, receive and possess the alcoholic beverage lots offered in the sale. Each winning bidder shall present satisfactory legal documentation that he or she is at least 21 years of age. In the case of a purchaser that is a corporation, partnership or similar entity, the person receiving the purchased lots on its behalf must meet the foregoing requirements.

b. All payments for purchased property must be made directly to [***]. Accounts must be settled in full before property will be released. All purchases must be removed from the off-site, third-party storage facility designated in the "COLLECTION OF PURCHASES FROM WINE AND SPIRITS AUCTIONS" section of the Buyer's Guide, where it is stored in climate-controlled conditions, within 30 days of the auction. [***] accepts no responsibility or liability for any damage to property that is not collected more than 14 days after the auction. Any property not so collected will incur storage charges, starting on day 15, at the then applicable rates charged by the third-party facility where sold property is stored for post-sale collection by buyers. Such third-party storage facility may charge, and the buyer agrees to pay, storage fees per lot, on a daily or a monthly basis. If any property has not been collected within 30 days from the date of sale, at the option of [***] the property may be transferred to and stored at a bonded warehouse the buyer's sole risk and expense, and the buyer agrees to pay all transfer and storage expenses associated therewith.

c. Packing and handling of purchased lots are the sole responsibility of the buyer. Buyer will bear the cost and risk of any packing, pick-up, shipping, insurance and any applicable taxes thereon. [***] assumes no liability for assisting with any packing, shipping or insurance arrangements. Packing and handling arrangements may be available through the third party storage facility where the property is stored for post-sale collection or through other third party service providers. Buyers must arrange for such services directly with the third party provider independently at the buyer's sole risk and expense. [***] and the sellers will not be liable for any acts or omissions of any packers or carriers, whether or not recommended by us.

d. [***] makes no representations as to the legal rights of anyone to ship or import alcoholic beverages into or within any state or jurisdiction. Purchasers are required to comply with their respective states' or jurisdictions' regulations regarding the importation, exportation and shipment of alcoholic beverages, and purchasers are solely responsible for the importation, exportation and shipment of alcoholic beverage products purchased. All alcoholic beverage property, however shipped or received, requires the recipient to be in possession of photo identification confirming that he or she is 21 years of age or older. In addition, many jurisdictions prohibit the importation, or limit the quantity, of alcoholic beverages entering such jurisdiction, and some jurisdictions require the purchaser, seller and/or shipper to obtain certain permits or licenses prior thereto. It is the purchaser's sole responsibility to determine whether any such restrictions, limitations or prohibitions are applicable prior to bidding and to obtain any required permits or licenses, and any delay in obtaining or the denial of any such permit or license shall not serve as the basis for any cancellation or rescission of any purchase made hereunder or any delay in making full payment for the purchase when due.

e. All Wines and Spirits lots are sold in Massachusetts and title passes to the buyer in Massachusetts. All sales are subject to applicable taxes.

SPECIAL TERMS AND CONDITIONS FOR COINS AND BANKNOTES AUCTIONS

a. [***] has utilized adjectival, descriptive grading to describe the conditions of coins and banknotes in the catalog rather than the Sheldon numerical scale. Grading is subjective and open to interpretation. Prospective bidders are encouraged to make their own examination of the numismatic lots offered and not rely on any other party's opinion as to grade or other attributes, as opinions differ and grading standards change over time.

b. Many of the numismatic lots have been graded by third party grading service(s) including but not limited to PCGS, NGC, and/or ANACS. To the extent [***] provides such grading information in the cataloguing of a lot, it does so without any express or implied warranty or guarantee, and such information's inclusion does not mean that [***] or the seller agrees or disagrees with the information that such third party grading service(s) have provided. [***] and its sellers shall not be bound by any prior or subsequent opinion or certification (or lack thereof) by any third party grading service, and bidders on numismatic lots hereby acknowledge and agree that any such opinion or certification (or lack thereof) shall not be used as the basis for any attempted rescission of sale. THE BUYER ASSUMES ALL RISKS RELATING TO GRADING, CONDITION, RARITY AND VALUATION OF NUMISMATIC LOTS.

c. Catalog illustrations of numismatic lots may not be to scale or reflect the depicted items' actual size.

SPECIAL TERMS AND CONDITIONS FOR ARMS AND MILITARIA AUCTIONS

a. Certain classifications of firearms require licensures and/or are subject other regulatory restrictions. Prospective bidders are responsible for checking with their local (e.g. state) regulatory authorities regarding any applicable restrictions and/or license/permit requirements before bidding. Each lot offered in the sale will be classified as "Antique Pre-1899," "Curio/Relic," Modern firearm," or "Modern handgun." Firearms classified as "Antique Pre-1899" do not require any licensing to purchase and can be released directly to the buyer. Firearms classified as "Modern firearm" or Modern handgun" will only be released to persons possessing a valid Federal Firearms Dealer License. Firearms classified as "Curio/Relic" may be released to persons possessing a valid Federal Firearms Dealer License or persons possessing a valid Federal Firearms Collector of Curios and Relics License. Items that meet the age requirements but have been altered from their original configuration may NOT be delivered on a Federal Firearms Collector of Curios and Relics License. The transfer of certain types of firearms (including without limitation handguns and certain rifles) to residents may be regulated by certain state (including Massachusetts) laws. It is the prospective buyer's responsibility to determine the legality of possession or ownership of any firearms, including transference of such, in his or her state of residence prior to bidding. Additionally, some states have restrictions on transfers to persons holding a Federal Firearms Collector of Curios and Relics License. If you determine after purchasing a firearm that it is not transferrable in your state, [***] will not cancel the sale and you will be responsible for payment in full

b. Persons holding a valid Federal Firearms Dealer License may take possession of any purchase on the day of the sale upon presenting a signed copy of their Federal Firearms Dealer License provided payment to [***] has been made in full. If a person holding a Federal Firearms Dealer License is sending an agent to pick up purchased lot(s), that agent must be a bona fide, paid employee of the company.

c. If you possess a valid Federal Firearms Collector of Curios & Relics License, any purchased lots that qualify as such may be transferred directly to you at time of pickup. You must provide a signed copy of your current Federal Firearms Collector of Curios & Relics License at time of pickup. A Massachusetts resident presenting a Federal Firearms Collector of Curios & Relics at time of pickup must also present a copy of their valid Massachusetts License to Carry, Firearms Identification Card, or Machine Gun License.

d. If you are a Massachusetts resident and are the successful bidder on a firearm classified as "Curio/Relic," "Modern firearm," or "Modern handgun" and do not possess a valid Federal Firearms License, you must arrange for the transfer of the firearm from [***] to a dealer in Massachusetts holding a Federal Firearms Dealer License of your choice who will then conduct the necessary background check and document the transfer in accordance with Massachusetts law. Any such fees charged by a dealer are solely the responsibility of the buyer.

e. If you live in a state other than Massachusetts, you must arrange for the shipment of firearms lots classified as "Curio/Relic," "Modern firearm," or "Modern handgun" to a dealer in your state holding a Federal Firearms Dealer License who will then transfer the firearm to you. A holder of a valid Federal Firearms Dealer License who lives in another state is permitted to pick up firearms lots designated as "Curio/Relic," "Modern firearm," or "Modern handgun." A holder of a valid Federal Firearms Collector of Curios & Relics License who lives in another state is permitted to pick up firearm lots designated as "Curio/Relic" at [***]' Marlborough office. Some states have restrictions on transfers to Federal Firearms Collector of Curios & Relics license holders. It is the buyer's responsibility to be familiar with all applicable laws and regulations. To purchase with a Federal Firearms Collector of Curio & Relic License, the firearm must be listed as acceptable on the ATF list for collectors of curios, accessible at: https://www.atf.gov/file/128116/download and https://www.atf.gov/file/2026/download. Buyers are responsible for checking all regulatory authorities regarding any applicable restrictions and/or license/permit requirements before shipping any lot.

SALES AND USE TAX

New York sales tax is charged on the hammer price, buyer's premium and any other applicable charges on any property collected or delivered in New York State, regardless of the state or country in which the buyer resides or does business. Buyers who make direct arrangements for collection by a shipper who is considered a "private" or "contract" carrier by the New York Department of Taxation and Finance will be charged New York sales tax, regardless of the destination of the

property. Property collected for delivery to a destination outside of New York by a shipper who is considered a "common carrier" by the New York Department of Taxation and Finance (e.g. United States Postal Service, United Parcel Service, and FedEx) is not subject to New York sales tax, but if it is delivered into any state in which [***] is registered or otherwise conducts business sufficient to establish a nexus, [***] may be required by law to collect and remit the appropriate sales tax in effect in such state. Property collected for delivery outside of the United States by a freight-forwarder who is registered with the Transportation Security Administration ("TSA") is not subject to New York sales tax.

LIMITED RIGHT OF RESCISSION

If within one (1) year from the date of sale, the original buyer (a) gives written notice to us alleging that the identification of Authorship (as defined below) of such lot as set forth in the UPPERCASE TYPE heading of the catalog description of such lot (as amended by any saleroom notices or verbal announcements during the sale) is not substantially correct based on a fair reading of the catalog (including the terms of any glossary contained therein), and (b) within ten (10) days after such notice returns the lot to us in the same condition as at the time of sale, and (c) establishes the allegation in the notice to our satisfaction (including by providing one or more written opinions by recognized experts in the field, as we may reasonably require), then the sale of such lot will be rescinded and, unless we have already paid to the seller monies owed him in connection with the sale, the original purchase price will be refunded.

If, prior to receiving such notice from the original buyer alleging such defect, we have paid the seller monies owed him in connection with the sale, we shall pay the original buyer the amount of our commissions, any other sale proceeds to which we are entitled and applicable taxes received from the buyer on the sale and make demand on the seller to pay the balance of the original purchase price to the original buyer. Should the seller fail to pay such amount promptly, we may disclose the identity of the seller and assign to the original buyer our rights against the seller with respect to the lot the sale of which is sought to be rescinded. Upon such disclosure and assignment, any liability of [***] as seller's agent with respect to said lot shall automatically terminate.

The foregoing limited right of rescission is available to the original buyer only and may not be assigned to or relied upon by any subsequent transferee of the property sold. The buyer hereby accepts the benefit of the seller's warranty of title and other representations and warranties made by the seller for the buyer's benefit. Nothing in this section shall be construed as an admission by us of any representation of fact, express or implied, obligation or responsibility with respect to any lot. THE BUYER'S SOLE AND EXCLUSIVE REMEDY AGAINST [***] FOR ANY REASON WHATSOEVER IS THE LIMITED RIGHT OF RESCISSION DESCRIBED IN THIS SECTION.

"Authorship" means only the identity of the creator, the period, culture and source or origin of the lot, as the case may be, as set forth in the UPPERCASE TYPE heading of the catalog entry for the lot. The right of rescission does not extend to: (a) works of art executed before 1870 (unless these works are determined to be counterfeits created since 1870), as this is a matter of current scholarly opinion which can change; (b) Chinese, Japanese and Korean paintings and calligraphy (unless, within 21 days of the sale of any such lot, the original buyer gives written notice to [***] alleging that the lot is a counterfeit and within ten (10) days after giving such notice returns the lot to us in the same condition as at the time of sale and demonstrates to our satisfaction that the lot is a counterfeit), as current scholarship in these respective fields does not permit unqualified statements as to Authorship or date of execution; (c) titles, descriptions, or other identification of offered lots, which information normally appears in lower case type below the UPPERCASE TYPE heading identifying the Authorship; (d) Authorship of any lot where it was specifically mentioned that there exists a conflict of specialist or scholarly opinion regarding the Authorship of the lot at the time of sale; (e) Authorship of any lot which as of the date of sale was in accordance with the then generally-accepted opinion of scholars and specialists regarding the same; or (f) the identification of periods or dates of creation in catalog descriptions which may be proven inaccurate by means of scientific processes that are not generally accepted for use until after publication of the catalog in which the property is offered or that were unreasonably expensive or impractical to use at the time of such publication. For purposes of subsections (a) and (b) above, "counterfeit" is defined as a work created with intent to deceive.

LIMITATION OF LIABILITY

EXCEPT AS EXPRESSLY PROVIDED ABOVE, ALL PROPERTY IS SOLD "AS IS." NEITHER [***] NOR THE SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS OR CONDITION OF THE PROPERTY OR AS TO THE CORRECTNESS OF DESCRIPTION, GENUINENESS, ATTRIBUTION, PROVENANCE OR PERIOD OF THE PROPERTY OR AS TO WHETHER THE BUYER ACQUIRES ANY COPYRIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS IN LOTS SOLD OR AS TO WHETHER A WORK OF ART IS SUBJECT TO THE ARTIST'S MORAL RIGHTS OR OTHER RESIDUAL RIGHTS OF THE ARTIST. THE BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL [***] BE LIABLE FOR ANY DAMAGES INCLUDING, WITHOUT LIMITATION, ANY COMPENSATORY, INCIDENTAL OR CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL THE AGGREGATE LIABILITY OF [***] AND ITS SELLER TO A BUYER EXCEED THE PURCHASE PRICE ACTUALLY PAID FOR A DISPUTED ITEM OF PROPERTY.

MEDIATION AND ARBITRATION PROCEDURES

(a) Within 30 days of written notice that there is a dispute, the parties or their authorized and empowered representatives shall meet by telephone and/or in person to mediate their differences. If the parties agree, a mutually acceptable mediator shall be selected and the parties will equally share the fees and expenses of mediation. The mediator shall be a retired judge or an attorney familiar with commercial law and trained in or qualified by experience in handling mediations. Any communications made during the mediation process shall not be admissible in any subsequent mediation, arbitration or judicial proceeding. All proceedings and any resolutions thereof shall be confidential, and the terms governing arbitration set forth in paragraph (c) below shall govern.

(b) If mediation does not resolve all disputes between the parties, or in any event no longer than 60 days after receipt of the written notice of dispute referred to above, the parties shall submit the dispute for binding arbitration before a single neutral arbitrator. Such arbitrator shall be a retired judge or an attorney familiar with commercial law and trained in or qualified by experience in handling arbitrations. Such arbitrator shall make all appropriate disclosures required by law. The arbitrator shall be drawn from a panel of a national or international arbitration service agreed to by the parties, and shall be selected as follows: (i) If the arbitration service has specific rules or procedures, those rules or procedures shall be followed; (ii) If the arbitration service does not have rules or procedures for the selection of an arbitrator, the arbitrator shall be an individual jointly agreed to by the parties. If the parties cannot agree on an arbitration service, the arbitration shall be conducted by Judicial Arbitration and Mediation Services, Inc. ("JAMS") or another national or international alternative dispute resolution ("ADR") provider of [***]' choice, and the arbitrator shall be selected in accordance with JAMS' Streamlined Arbitration Rules and Procedures or the rules of the other ADR provider selected by [***]. The arbitrator's award shall be in writing and shall set forth findings of fact and legal conclusions.

(c) Unless otherwise agreed to by the parties or provided by the published rules of the arbitration service:
   (i) The arbitration shall occur within 60 days following the selection of the arbitrator;
   (ii) The arbitration shall be conducted in New York, New York; and
   (iii) Discovery and the procedure for the arbitration shall be as follows:
   A. All arbitration proceedings shall be confidential;
   B. The parties shall submit written briefs to the arbitrator no later than 15 days before the arbitration commences;
   C. Discovery, if any, shall be limited as follows: (I) Requests for no more than 10 categories of documents, to be provided to the requesting party within 14 days of written request therefor; (II) No more than two (2) depositions per party, provided however, the deposition(s) are to be completed within one (1) day; (III) Compliance with the above shall be enforced by the arbitrator in accordance with New York law;
   D. Each party shall have no longer than eight (8) hours to present its position. The entire hearing before the arbitrator shall not take longer than three (3) consecutive days;
   E. The award shall be made in writing no more than 30 days following the end of the proceeding. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.
   To the fullest extent permitted by law, and except as required by applicable arbitration rules, each party shall bear its own attorneys' fees and costs in connection with the proceedings and shall share equally the fees and expenses of the arbitration.

LOT SYMBOLS KEY

The lot symbols used in the catalog have the following meanings:

a No Reserve

Unless indicated by the ç symbol next to the lot number (or bearing an explicit statement such as "No Reserve" or "Without Reserve"), which denotes no reserve, all lots in the catalog are subject to a reserve. The reserve is the minimum hammer price that the seller is willing to accept for a lot. This amount is confidential and does not exceed the low estimate value.

.A [***]' Ownership Interest in Property Offered at Auction

The .A symbol indicates that [***] or one of its affiliated companies within the [***] Group

Conditions of Sale - continued

owns the lot in whole or in part or has an economic interest equivalent to an ownership interest in the lot.

n **Bidding by Interested Parties**

We will mark the lost with the n symbol when a party with a direct or indirect interest in the lot who may have knowledge of the lot's reserve or other material information may be bidding on the lot. Such interested parties may be beneficiaries of an estate that consigned the lot or a joint owner of a lot. Any interested party who is recognized as the successful bidder on a lot must pay the purchase price in full and is subject to these Conditions of Sale.

O Guaranteed Property/Third Party Irrevocable Bid

The **O** symbol indicates that the seller of the lot has been guaranteed a minimum price for its property by [***] or by a third party, or jointly by [***] and a third party (called third party guarantor). Such guaranteed minimum price may apply only to the lot or on an aggregate basis to all or a portion of the seller's consigned property, which may be offered in one or more auctions. [***] and/or any third parties providing a guarantee may benefit financially if the guaranteed property is sold successfully and may incur a financial loss if its sale is not successful. The third party guarantor typically provides an irrevocable written bid on the guaranteed lot prior to the auction at a level that ensures the lot will sell. If there are competing bids at the auction, the third party guarantor may also bid a higher amount than the irrevocable bid submitted. In exchange for sharing or assuming in full this risk, [***] may compensate the third party guarantor by paying it a fixed and/or contingent financing fee based on the hammer price achieved. Where the third party guarantor is the successful bidder on the lot, the financing fee for providing the bid may be netted against the full purchase price owing, and in such case [***] will report the purchase price net of such financing fee. Third party guarantors are required by [***] to disclose their financial interest to anyone whom they are advising in connection with the guaranteed lot.

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The O symbol indicates that the lot is subject to US Customs duty or tariff and/or related import fees payable by the buyer as part of the purchase price. Please refer to the Specialist Department managing the auction for details.

Y Restricted Materials

A lot with the Y symbol has been identified at the time of cataloguing as made of or containing certain restricted plant or animal material such as tortoiseshell, coral, whalebone, Brazilian rosewood or certain types of reptilian or other exotic skins, fur or feathers woods that may be subject to import or export restrictions or may otherwise require the granting of one or more export or import licenses or certificates, or that may be subject to similar restrictions regulating intrastate or interstate transport or trade within the United States at the state or federal level, or may be banned from export or import altogether by some countries. Please refer to paragraph 10 in the Conditions of Sale or to the Specialist Department managing the auction for details.

(ID) **Lot Shown with a Display-Only Part**

A lot with the (ID) symbol may be pictured or displayed with a component, such as a stand, a watchband, or snuff bottle stopper, that is shown for display purposes only and is not part of the lot being offered for sale. In certain instance, the display-only component may be made of or incorporate restricted materials and may be available for personal pick-up, free of charge (separate from the purchased lot) from the saleroom location where the lot was sold. Please refer to paragraph 10 in the Conditions of Sale or to the Specialist Department managing the auction for details.

W Oversized Lot

The W symbol indicates that the lot is oversized or otherwise such that it must be collected from our designated warehouse.
Please refer to the Offsite Sold Property Storage section of the Buyer's Guide for details.

P Premium ("Purple Paddle") Lot Subject to Restricted Bidding

Lots bearing the "P" symbol will not be available for online bidding, and bidders wishing to register to bid on such lots must do so in advance and may be required to provide a bank letter of reference or other credentials in advance of being permitted to bid on the lot. If you will not be attending the auction in person, contact the Specialist Department managing the auction or [***]' Client Service Office at least one business day in advance of the auction date to arrange a telephone bid or an absentee bid.

Lot symbols appear adjacent to the subject lot number in the catalog and are provided as a convenience to bidders; we do not accept any liability for errors or omissions in marking lots.